Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street, Suite #1700 Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

April 26, 2023

Baudax Bio, Inc.

490 Lapp Road

Malvern, PA 19355

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-271161) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Baudax Bio, Inc., a Pennsylvania corporation (the “Company”), of up to (i) 3,989,361 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) warrants (the “Series A-5 Warrants”) to purchase up to 3,989,361 shares of Common Stock, (iii) warrants (the “Series A-6 Warrants”) to purchase up to 3,989,361 shares of Common Stock, (iv) pre-funded warrants (the “Series D Warrants” and together with the Series A-5 Warrants and the Series A-6 Warrants, the “Investor Warrants”) to purchase up to 3,989,361 shares of Common Stock, (v) warrants (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”) to purchase up to 239,361 shares of Common Stock, and (vi) the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares,” and together with the Warrants and the Shares, the “Securities”), pursuant to the terms of the Securities Purchase Agreement (the “Agreement”) to be entered into by and among the Company and the purchasers party thereto.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be valid and binding obligations of the Company.

3.

Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP